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                            12b-1 DISTRIBUTION PLAN
                              for Class B Shares
                             of LEVCO Series Trust

     1. This Distribution Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") for the Class B Shares (the "Shares") of LEVCO Equity Value Fund (the "Fund"), the sole series of LEVCO Series Trust (the "Trust").

     2. The Shares are offered solely to certain life insurance companies (the "Participating Companies") for allocation to certain of their variable separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies and may also in the future be offered directly to qualified pension and retirement plans outside of the separate account context.

     3. The Trust has entered into a Distribution Agreement with LEVCO Securities, Inc. (the "Distributor"), under which the Distributor serves as a distributor of shares of beneficial interest of the Trust representing interests in the Fund.

     4. The Trust is hereby authorized to utilize assets to finance the distribution of the Shares. All payments under the Plan shall be used to reimburse the distributor for: payments made by the Distributor to other securities dealers, Participating Companies and financial institutions which engage in efforts to promote the sale of the Shares and which sell such Shares or to reimburse such organizations for distribution related or shareholder services related expenses they incur in selling Shares or providing Fund related services to their customers; and such other activities related to the promotion of sales of the Shares as may from time to time be specifically authorized by the Board of Trustees, including a majority of the trustees who are not "interested persons" (as defined by the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the 12b-1 Plan or any other agreement in respect of the 12b-1 Plan (the "Disinterested Trustees")

     5. Under the Plan, the Trust is authorized to expend an amount annually which shall not exceed 0.25% annually of the average daily net assets of the Shares and such expenditures shall be allocated solely to the holders of the Shares and not to the holders of any other class.

     6. Payments to the Distributor under this Plan shall be made monthly to reimburse the Distributor for expenses of the type described in Section 4 which have previously been incurred by the Distributor. There shall be no requirement that such expenses be incurred by the Distributor in the same fiscal year of the Fund as the fiscal year in which reimbursements to the
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Distributor are made. The Distributor shall not be entitled to be paid any interest (or carrying charge) on amounts expended but not yet reimbursed by the Trust.

     7. This Plan shall become effective on the date of its initial approval by the Board of Trustees and shall remain in effect for one year from such date. The Plan may be continued in effect from year to year thereafter if such continuance is approved annually by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by a vote cast in person at a meeting called for the purpose of voting on such continuance, and provided that the Disinterested Trustees have concluded, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and 36(b) of the 1940 Act, that there is a reasonable likelihood that continuation of the Plan will benefit the Fund and its shareholders. The Plan may not be amended to increase materially the amount to be spent for distribution by the Fund hereunder without the approval of a majority of the outstanding Shares. All material amendments to the Plan must be approved by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such amendment.

     8. The Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the Fund.

     9. So long as this Plan shall be in effect, the selection and nomination of the Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     10. During the existence of this Plan, the Distributor shall provide the Trust, for review by the Board of Trustees, and the Trustees shall review, at least quarterly, a written report setting forth the amount expended pursuant to the Plan in the sale of the Shares (making estimates of such costs where necessary or desirable) and describing the purposes for which such expenditures were made, including such reasonable detail to permit the Trustees to monitor compliance with the Plan and to assess its benefit to the Fund and the holders of Shares.

     11. This Plan shall be construed in accordance with the laws of the State of New York and applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York conflicts with the applicable provisions of the 1940 Act, the latter shall control.

     12. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

     13. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 10 hereof, together with minutes of all meetings of its Board of

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Trustees at which the adoption, amendment or continuance of the Plan or any related agreement were considered (describing the factors considered and the basis for decision) in the manner and for the periods specified by Rule 12b-1 and other applicable rules adopted under the 1940 Act.

     The plan was approved by the Board of Trustees, including a majority of the Disinterested Trustees, at a meeting held in person on May 22, 1997.


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                                        Secretary

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